UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): January 24, 2002

NEWSGURUS.COM, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State of Incorporation)

000-27397

(Commission File Number)

98-0204280

(I.R.S. Employer Identification Number)

5774 Deadpine Drive

Kelowna, British Columbia

V1P 1A3

(Address of principal executive offices, including zip code)

(250)765-6424

(Registrant's telephone Number, including area code)

INFORMATION TO BE INCLUDED IN THE REPORT

Items 1, 3, 4, 6 and 8 are not applicable and are omitted from this report.

Item 2 - Acquisition or Disposition of Assets

On January 14, 2002, the Registrant entered into an acquisition agreement with Edgetech Services Inc. ("Edgetech") of Toronto, Ontario under which the Registrant has the option to acquire 100% of Edgetech's issued common shares by making the following cash payments:

1. $500,000 on March 17, 2002 for 25% interest;

2. $500,000 by June 17, 2002 for additional 24.5% interest;

3. $750,000 by December 17, 2002 for remaining 50.5% interest;

4. $492,000 payable as to $41,000 per month beginning January 17, 2003 with the final monthly payment of $41,000 due on December 17, 2003.

Edgetech Services Inc. specializes in software development, consulting, and IT placement and outsourcing. Its head office is located in Toronto with a western regional branch in Winnipeg. Edgetech has recently focused on identifying and sourcing key IT personnel and is proficient at locating qualified persons.

The Registrant is acquiring and integrating proven best-of-breed licensed and proprietary security-focused technology to create the world's first unified security management and monitoring platform with enhanced real-time control.

The Registrant will achieve benefits of scale and maximize profitability quickly through acquisitions and efficiencies therein created. The strategy acquires solution-focused companies at low valuations and subsequently integrates and empowers them into high value security services providers.

The Registrant will endeavor to raise US $6.0 million with which to complete its acquisition of Edgetech and to implement its business plan. These funds would be used to continue product development; integrate licensed technology; establish sales and marketing programs; complete the Edgetech acquisition; and otherwise pursue normal business activities.

The Registrant will update its Form 8K filing as it closes the necessary cash payments to acquire its interest in Edgetech.

Item 5 - Other Events and Regulation FD Disclosure

On January 24, 2002, the Registrant changed its name from "Newsgurus.com, Inc." to "Secure Enterprise Solutions Inc. The Registrant will issue a news release with its new CUSIP number and trading symbol once the necessary approval is received from the NASD.

Item 7 - Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not Applicable

(b) Pro Forma Financial Information

Not Applicable

(c) Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2002 Newsgurus.com, Inc.

Per:

Chris Bunka, President and Director

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